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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 5)*


                                   EGL, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)


                                  268484 10 2
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                                 (CUSIP Number)

                               December 31, 2000
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             (Date of Event Which Requires Filing of This Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]   Rule 13d-1(b)

        [ ]   Rule 13d-1(c)

        [X]   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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 CUSIP NO. 268484 10 2                                        PAGE 2 OF 5 PAGES
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================================================================================
      1      NAME OF REPORTING PERSON              James R. Crane

             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                      Not applicable                                     (a) [ ]
                                                                         (b) [ ]
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      3      SEC USE ONLY


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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.

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                      5        SOLE VOTING POWER
                                    11,663,638
      NUMBER OF
       SHARES         ----------------------------------------------------------
    BENEFICIALLY      6        SHARED VOTING POWER
      OWNED BY                      None
        EACH
      REPORTING       ----------------------------------------------------------
       PERSON         7        SOLE DISPOSITIVE POWER
        WITH                        11,663,638

                      ----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER
                                    None

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      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         11,663,638

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      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (SEE INSTRUCTIONS)
                      Not applicable

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      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      24.8%

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      12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                      IN

================================================================================


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 CUSIP NO. 268484 10 2                                        PAGE 3 OF 5 PAGES
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ITEM 1.
    Item 1(a)   Name of Issuer:                   EGL, Inc.
                --------------
    Item 1(b)   Address of Issuer's               15350 Vickery Drive
                --------------------
                Principal Executive Offices:      Houston, Texas  77032
                ---------------------------
ITEM 2.
    Item 2(a)   Name of Person Filing:            James R. Crane
                ---------------------
    Item 2(b)   Address of Principal              15350 Vickery Drive
                --------------------
                Business Office:                  Houston, Texas  77032
                ---------------
    Item 2(c)   Citizenship:                      U.S.
                -----------
    Item 2(d)   Title of Class of Securities:     Common Stock
                ----------------------------
    Item 2(e)   CUSIP Number:                     268484 10 2
                ------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                (a)  [ ]     Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o).

                (b)  [ ]     Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c).

                (c)  [ ]     Insurance company as defined in section 3(a)(19) of
                             the Act (15 U.S.C. 78c).

                (d)  [ ]     Investment company registered under section 8 of
                             the Investment Company Act of 1940
                             (15 U.S.C. 80a-8).

                (e)  [ ]     An investment adviser in accordance with
                             section 240.13d-1(b)(1)(ii)(E).


                (f)  [ ]     An employee benefit plan or endowment fund in
                             accordance with section 240.13d-1(b)(1)(ii)(F).

                (g)  [ ]     A parent holding company or control person in
                             accordance with section 240.13d-1(b)(1)(ii)(G).

                (h)  [ ]     A savings association as defined in section 3(b) of
                             the Federal Deposit Insurance Act (12 U.S.C. 1813).

                (i)  [ ]     A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14)
                             of the Investment Company Act of 1940
                             (15 U.S.C. 80a-3).

                (j)  [ ]     Group, in accordance with section
                             240.13d-1(b)(1)(ii)(J).


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 CUSIP NO. 268484 10 2                                        PAGE 4 OF 5 PAGES
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Item 4.

                OWNERSHIP

                (a)  Amount Beneficially Owned: 11,663,638

                (b)  Percent of Class: 24.8%

                (c)  Number of shares as to which the person has:
                     (i)   Sole power to vote or to direct the vote:  11,663,638
                     (ii)  Shared power to vote or to direct
                           the vote:                                        NONE
                     (iii) Sole power to dispose or to direct the
                           disposition of:                            11,663,638
                     (iv)  Shared power to dispose or to direct the
                           disposition of:                                  NONE
ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not Applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                Not Applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not Applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                Not Applicable.

ITEM 10.        CERTIFICATIONS

                Not Applicable.



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 CUSIP NO. 268484 10 2                                        PAGE 5 OF 5 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 2001

                                               /s/ JAMES R. CRANE
                                        ----------------------------------------
                                                   James R. Crane








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